Exhibit 10.10

ORIGINAL FOR EXECUTION

APPROVED VICE PRESIDENT HUMAN RESOURCES

EFFECTIVE JANUARY 1, 2005

KEY EMPLOYEE MISSED CREDITED SERVICE RETIREMENT PLAN OF

CONOCOPHILLIPS

PURPOSE

The purpose of the Key Employee Missed Credited Service Retirement Plan of ConocoPhillips (the “Plan”) is to attract and retain key employees by restoring retirement benefits which are missing for certain periods of Company service. This Plan is intended to be and shall be administered as an unfunded benefit plan for a select group of Highly Compensated Employees.

PRE-AMERICAN JOBS CREATION ACT OF 2004 (“AJCA”)

GRANDFATHERED PROVISIONS

Benefits under this Plan, formerly the Key Employee Missed Credited Service Retirement Plan of Phillips Petroleum Company, (the “Phillips Plan”), that commenced prior to January 1, 2005 (“AJCA-grandfathered benefits”), shall be subject exclusively to the terms and conditions of the Phillips Plan in effect or before October 3, 2004. No change in the ConocoPhillips Retirement Plan adopted subsequent to such date and no change in the Phillips Plan or in the Key Employee Missed Credited Service Retirement Plan of ConocoPhillips adopted after such date shall apply to an AJCA-grandfathered benefit. Provided, however, for purposes of this paragraph, benefits shall be deemed to have commenced prior to January 1, 2005 and shall be AJCA-grandfathered benefits if the relevant corporate officer or committee approved the employee’s petition regarding time and form of payment before January 1, 2005 even if the benefit commenced after December 31, 2004. The “relevant corporate officer or committee” means the person or persons with the authority under the Phillips Plan to approve a petition regarding the time and form of payment.

SECTION I. Definitions.

As used in this Plan:

(a)           “Board” shall mean the board of directors of the Company.

(b)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(c)           “Committee” shall mean the Compensation Committee of the Board of Directors of ConocoPhillips, a Delaware corporation.

(d)           “Company” shall mean a company or other corporation which is a member of the control group of corporations (defined in Code Section 414(b)) of which ConocoPhillips Company is a member.

(e)           “Employee” shall mean a person who is an active participant in the Retirement Plan and who qualifies as a Highly Compensated Employee who as of May 1, 1995 is classified on the Company’s records as a job schedule 51 grades 32 and above, all schedule 66 job grades, or a job schedule 70L grades 07 or 08.

(f)            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

(g)           “Foreign Plan Offset” shall mean the amounts of the vested monthly retirement income from the I.E.L. Pension Plan or foreign retirement plans maintained or sponsored by the Company which is or would be payable in the form of a single life annuity upon reaching normal retirement age under such plans. If necessary, such retirement income shall be converted into a dollar amount using the exchange rate for the effective date of the Employee’s transfer onto the U.S. payroll (or the next business day rate if there is no rate for that day) as published in the Wall Street Journal, and shall be converted into a monthly single life annuity using the actuarial standards set out in Section 5 of Article V of the Retirement Plan for a deemed commencement date as of the first day of the month of transfer into the Retirement Plan. The Foreign Plan Offset shall be limited to no more than the amount by which the Missed Credited Service Retirement Benefit of the Employee would have been increased by the Missed Credited Service Months attributable to the months of participation in the I.E.L. Pension Plan or other foreign plans.

(h)           “Highly Compensated Employee” shall mean an Employee who is Highly Compensated within the meaning of ERISA Sections 3(36) and 4(b)(5) subject to Section IV.

(i)            “Incentive Compensation Plan” shall mean the Incentive Compensation Plan of the Company, or the Annual Incentive Compensation Plan of Phillips Petroleum Company, or similar plan of a Participating Subsidiary, or any similar or successor plans, or all, as the context may require.

(j)            “Missed Credited Service Months” shall mean the number of months during any employment period with the Company not included as Credited Service in the Retirement Plan as calculated in Section II.

(k)           “Missed Credited Service Retirement Benefit” shall mean the supplemental retirement benefit that would be calculated under the Retirement Plan using as Credited Service the Missed Credited Service Months in addition to the Credited Service and using Total Final Average Earnings, without regard for Internal Revenue Service limitations relating to Code Sections 401(a)(17) or 415, and reduced by:

(1)           any offset applied to the retirement benefit which would be payable at normal retirement age due to a Foreign Plan Offset or due to withdrawals or benefit commencement from the Retirement Plan or the Key Employee Supplemental Retirement Plan, made in the manner specified in the Retirement Plan, and

(2)           retirement benefits payable from the Retirement Plan and from the Key

Employee Supplemental Retirement Plan.

(l)            “Participating Subsidiary” shall mean a subsidiary of the Company, of which the Company beneficially owns, directly or indirectly, more than 50% of the aggregate voting power of all outstanding classes and series of stock, where such subsidiary has adopted one or more plans making participants eligible for participation in this Plan.

(m)          “Plan” shall mean the Key Employee Missed Credited Service Retirement Plan of ConocoPhillips, the terms of which are stated in and by this document.

(n)           “Plan Administrator” shall mean the person who is the highest level officer of the Company with primary responsibility for human resources or such person’s successor.

(o)           “Retirement Plan” shall mean Title I of the ConocoPhillips Retirement Plan (the Phillips Retirement Income Plan ), which is qualified under Code Section 401(a). The following terms used in the Plan shall be determined in accordance with the provisions of the Retirement Plan:

(1)           Approved Leave of Absence

(2)           Credited Service

(3)           Non-contributory Benefits Schedule and

(4)           Normal Retirement Date

(p)        “Total Final Average Earnings” shall mean the average of the high 3 earnings, excluding Incentive Compensation Plan awards, paid in consecutive years of the last 11 years, including the year prior in which termination of employment occurs, plus the average of the high 3 Incentive Compensation awards for any of such last 11 years under the Incentive Compensation Plan, whether paid or deferred, and shall include the value of any special awards specified by the Committee to be included for final average earnings purposes under the terms of the special awards when granted by the Committee.

(q)        “Trustee” means the trustee of the grantor trust established by the Trust Agreement between the Company and Wachovia Bank, N.A. dated as of June 1, 1998, or any successor trustee.

SECTION II. Eligibility for Benefits.

Each Employee shall be eligible for a Missed Credited Service Retirement Benefit as a result of Missed Credited Service Months for service with the Company (provided that the full number of months as calculated below exceeds one) during any period of employment on the direct payroll of the Company which is not included as Credited Service under the other rules of the Retirement Plan, except for months attributable to the following:

(a)           Service while classified as an employee eligible for participation in the Retirement Savings Plan of Phillips Petroleum Company or its predecessor plans,

(b)           Service with a company prior to its acquisition by the Company,

(c)           Service while classified on Company’s records as a Temporary or Intermittent employee prior to January 1, 1990,

(d)           Service as a non-managerial retail marketing outlet employee,

(e)           Service in a category which is specifically excluded from the Retirement Plan by the definition of Employee or by Article II of the Retirement Plan at the time the person becomes an Employee, with the exception of international expatriates and foreign nationals,

(f)            Periods while on an Approved Leave of Absence,

(g)           Service as an employee who has commenced retirement benefits on or after his earliest Early Retirement Date and thereafter resumes employment duties with the Company,

(h)           Service associated with absence due to a strike,

(i)            Periods associated with absence due to discharge, or

(j)            An earlier employment period with the Company followed by an absence from employment exceeding (i) 120 months from the end of employment date if that date occurred on or before January 1, 1985, or (ii) 60 months from the end of employment date if that date occurred after January 1, 1985.

In calculating the Missed Credited Service Months under this paragraph, the beginning and ending dates of an employment period shall be deemed to be as follows:

Actual Beginning or Ending Dates	Deemed Date

December 17 through January 16	January 1
January 17 through February 16	February 1
February 17 through March 16	March 1
March 17 through April 16	April 1
April 17 through May 16	May 1
May 17 through June 16	June 1
June 17 through July 16	July 1
July 17 through August 16	August 1
August 17 through September 16	September 1
September 17 through October 16	October 1
October 17 through November 16	November 1
November 17 through December 16	December 1

For the purposes of this Plan, the number of full months during any period of employment will be determined by subtracting the beginning deemed date and actual year from the ending deemed date and actual year. The Missed Credited Service Months restored pursuant to the provisions of this Plan should be deemed to have been completed under the Non-contributory Benefits Schedule of the Retirement Plan but shall not entitle any

Employee to current service benefits, as described in Article IV of the Retirement Plan, with respect to such period.

SECTION III.  Plan Benefits.

Notwithstanding anything to the contrary in this Plan, and subject to the AJCA Grandfather Provisions of this Plan, the rules for calculating an Employee’s benefit under this Plan will be applied consistently with good faith compliance with section 409A of the Internal Revenue Code of 1986 as amended; and any provisions of this Plan to the contrary will be disregarded.

The present value of Supplemental payments will be made in a lump sum in the amount of the Missed Credited Service Retirement Benefit to the Employee or the Employee’s surviving spouse (in the case of the death of an Employee prior to the date his benefit under this Plan would otherwise commence). If applicable, the lump sum death benefit shall be paid to the surviving spouse on the first of the month after the eligible employee’s death.

SECTION IV.  Form and Payment of Benefits.

Subject to the AJCA Grandfather provisions of this Plan, payment of benefits shall be as follows:

A.            The rules for payment of benefits to employees listed on Schedule A attached to this plan (“Schedule A Employees”) shall be as follows:

(1)           The benefit shall be paid as a straight life annuity for the life of the Schedule A Employee commencing in December, 2005, or if later, six months after Separation from Service. The Plan shall pay simple interest at a rate of 3% per annum on each delayed payment from the annuity starting date to December 1, 2005.

(2)           Provided, however, notwithstanding subsection A.(1),

(i)            a Schedule A Employee who is married may, on or before December 1, 2005, elect, in writing, to receive a 50% joint and survivor annuity with the spouse as survivor commencing in December, 2005, with the rules regarding interest being as described in subsection (1) above; and

(ii)           Any Schedule A Employee may elect on or before December 1, 2005, to cancel, in writing, participation in this Plan in which case the Schedule A Employee shall receive the present value of his entire accrued benefit under this Plan on or before December 31, 2005.

B.            Benefits that commence under this Plan after 2005 to an Employee who is not a Schedule A Employee shall be paid in a lump sum on the later of the first day of the first calendar month after the day the Employee becomes age 55 (or, if the Retirement Plan treats the Employee as turning age 55 before that birth date, on the day he is treated as being age 55) or the first day of the seventh calendar month after Separation from Service as that term is defined in section 409A of the Internal Revenue Code and regulatory guidance thereunder (excluding death) but in no event before November 1, 2006. If the applicable commencement date is the first day of the seventh calendar month after Separation from Service, the Plan shall pay simple interest at the 6 month T-Bill rate (as determined by the Plan Administrator) in effect as of the annuity starting date. Such interest shall be paid from the annuity starting date used in calculating the benefit under this Plan to the commencement date.

SECTION V. Method of Providing Benefits.

All amounts payable under this Plan shall be paid solely from the general assets of the Company and any rights accruing to an eligible Employee or Retiree under the Plan shall be those of a general creditor; provided, however, that the Company may establish a grantor trust to satisfy part or all of its Plan payment obligations so long as the Plan remains an unfunded excess benefit plan for purposes of Title I of ERISA.

SECTION VI. Nonassignability.

The right of an Employee, or beneficiary, or other person who becomes entitled to receive payments under this Plan, shall not be assignable or subject to garnishment, attachment or any other legal process by the creditors of, or other claimants against, the Employee, beneficiary, or other such person.

SECTION VII. Administration.

(a)           The Plan shall be administered by the Plan Administrator. The Plan Administrator may adopt such rules, regulations and forms as deemed desirable for administration of the Plan and shall have the discretionary authority to allocate responsibilities under the Plan to such other persons as may be designated, whether or not employee members of the Board.

(b)           Any claim for benefits hereunder shall be presented in writing to the Plan Administrator for consideration, grant or denial. In the event that a claim is denied in whole or in part by the Plan Administrator, the claimant, within ninety days of receipt of said claim by the Plan Administrator, shall receive written notice of denial. Such notice shall contain:

(1)           a statement of the specific reason or reasons for the denial;

(2)           specific references to the pertinent provisions hereunder on which such denial is based;

(3)           a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(4)           an explanation of the following claims review procedure set forth in paragraph (c) below.

(c)           Any claimant who feels that a claim has been improperly denied in whole or in part by the Plan Administrator may request a review of the denial by making written application to the Trustee. The claimant shall have the right to review all pertinent documents relating to said claim and to submit issues and comments in writing to the Trustee. Any person filing an appeal from the denial of a claim must do so in writing within sixty days after receipt of written notice of denial. The Trustee shall render a decision regarding the claim within sixty days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable time, but not later than 120 days after receipt of the request for review. The decision of the Trustee shall be in writing and, in the case of the denial of a claim in whole or in part, shall set forth the same information as is required in an initial notice of denial by the Plan Administrator, other than an explanation of this claims review procedure. The Trustee shall have absolute discretion in carrying out its responsibilities to make its decision of an appeal, including the authority to interpret and construe the terms hereunder, and all interpretations, findings of fact, and the decision of the Trustee regarding the appeal shall be final, conclusive and binding on all parties.

(d)           Compliance with the procedures described in paragraphs (b) and (c) shall be a condition precedent to the filing of any action to obtain any benefit or enforce any right which any individual may claim hereunder. Notwithstanding anything to the contrary in this Plan, these paragraphs (b), (c) and (d) may not be amended without the written consent of a seventy-five percent (75%) majority of Participants and Beneficiaries and such paragraphs shall survive the termination of this Plan with all benefits accrued hereunder have been paid.

SECTION VIII. Employment not Affected by Plan.

Participation or nonparticipation in this Plan shall neither adversely affect any person’s employment status, or confer any special rights on any person other than those expressly stated in the Plan. Participation in the Plan by an Employee of the Company or of a Participating Subsidiary shall not affect the Company’s or the Participating Subsidiary’s right to terminate the Employee’s employment or to change the Employee’s compensation or position.

SECTION IX. Miscellaneous Provisions.

(a)           The Board reserves the right to amend or terminate this Plan at any time, if, in the sole judgment of the Board, such amendment or termination is deemed desirable; provided that the Company shall remain liable for any benefits accrued under this Plan prior to the date of amendment or termination.

(b)           Except as otherwise provided herein, the Plan shall be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged.

(c)           No amount accrued or payable hereunder shall be deemed to be a portion of an Employee’s compensation or earnings for the purpose of any other employee benefit plan adopted or maintained by the Company, nor shall this Plan be deemed to amend or modify the provisions of the Retirement Plan.

(d)           The Plan shall be construed, regulated, and administered in accordance with the laws of the State of Texas except to the extent that said laws have been preempted by the laws of the United States.

CONOCOPHILLIPS

By:	/s/ Carin S. Knickel	Dated:	December 20, 2005
Carin S. Knickel
Vice President, Human Resources